Exhibit 17.1



HANDWRITTEN



                                                                         9-19-06
Robert Dinning
Industrial Minerals Inc.
604 687 4155


Dear Mr. Dinning:

Please accept my resignation as officer & director of Industrial Minerals Inc., Effective 9/15/06.


/s/ Larry Van Tol
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705 498 9478